UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

March 22, 2022
Date of Report (Date of earliest event reported)

MAGNITE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36384	20-8881738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 Broadway, 15th Floor
New York, New York 10001
(Address of principal executive offices, including zip code)

(212) 243-2769
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.00001 per share	MGNI	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 21, 2022, the Board of Directors (the “Board”) of Magnite, Inc. (the “Company”), upon the recommendation of its Nominating and Governance Committee, appointed David Pearson and Diane Yu as directors of the Company. Mr. Pearson will serve as a Class III director and Ms. Yu will serve as a Class I director. Mr. Pearson was also appointed to serve as a member of the Audit Committee of the Board.
New Director Biographies
David Pearson, age 56, has served on the Board of Directors of Lee Enterprises Inc., a public media company listed on Nasdaq, since February 2020, and is also a member of Lee’s Audit Committee. Mr. Pearson was Chief Financial Officer of Vonage Holdings Corp., a public cloud technology company from May 2013 until August 2020. Before Mr. Pearson joined Vonage, he spent more than nine years with Deutsche Bank Securities as a Managing Director and Global Media & Telecom Group Head. Prior to joining Deutsche Bank, Mr. Pearson served in various roles at Goldman, Sachs & Co. in the Technology, Media & Telecommunications investment banking practice for more than nine years, including most recently as Managing Director. Mr. Pearson started his career at Coopers & Lybrand and holds a M.B.A. from Harvard Business School and an A.B. in Political Science and Organizational Behavior from Brown University.
Diane Yu, age 48, has served as the Chief Technology Officer of Better.com since January 2021. Ms. Yu is the Co-Founder of FreeWheel Media, Inc. and served as its Chief Technology Officer from 2007 to 2014, when FreeWheel was acquired by Comcast. Following the sale, Ms. Yu served as Chief Technology Officer of Comcast’s Advanced Advertising Division. Prior to co-founding FreeWheel, Ms. Yu spent more than nine years at DoubleClick, where she served as the Vice President of engineering from 2005 until 2007. She received her Bachelor’s degree from Peking University in 1995 and a Master’s degree in Mathematics from the Ohio University in 1998.
New Director Compensation
In conjunction with their appointments, Mr. Pearson and Ms. Yu were each granted restricted stock units in accordance with the terms and conditions of the Company’s non-employee director compensation program, as follows: (i) an equity award comprised of restricted stock units with an aggregate value of $375,000, vesting in three equal annual increments, on the first, second and third anniversaries of the issuance date or, if earlier, upon a change of control, and (ii) an equity award comprised of restricted stock units with an aggregate nominal total value of $28,332, vesting on the date of the Company’s 2022 annual meeting of stockholders. In addition, each of Mr. Pearson and Ms. Yu will be entitled to receive annual cash compensation of $50,000 for service on the Board, as well as any applicable fees for committee service.
Mr. Pearson and Ms. Yu have no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
On March 22, 2022, the Company issued a press release announcing the appointments of Mr. Pearson and Ms. Yu. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On March 21, 2022, the Board unanimously approved the amendment and restatement of the Company’s Fourth Amended and Restated Bylaws (the “Bylaws”). The amendments are solely to remove certain provisions providing for, until April 1, 2022, a specified composition of the Board and related mechanics, which were adopted in connection with the closing on April 1, 2020 of the merger transaction between The Rubicon Project, Inc. and Telaria, Inc (following which the Company changed its name to Magnite, Inc.).
The amendments also include various conforming and other non-substantive changes.
The above description of the amendments to the Bylaws is qualified in its entirety by reference to the full text of the Bylaws, a copy of which is included as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
3.1	Fifth Amended and Restated Bylaws of Magnite, Inc.
99.1	Press release of Magnite, Inc., dated March 22, 2022 announcing new board members.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNITE, INC.

Date:	March 22, 2022	By:	/s/ Aaron Saltz
Aaron Saltz
General Counsel and Corporate Secretary